Exhibit 99.2
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Marsh and McLennan Companies, Inc. ("MMC" or the "Company") in MMC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 21, 2019 and the Audited Financial Statements of Jardine Lloyd Thompson Group plc ("JLT") which are included in this Current Report on Form 8-K/A to which this unaudited pro forma financial information is included as an exhibit.
The unaudited pro forma consolidated balance sheet as of December 31, 2018 and the unaudited pro forma consolidated statement of income for the year-ended December 31, 2018 are presented herein. The unaudited pro forma consolidated balance sheet combines the consolidated balances sheets of MMC and JLT as of December 31, 2018 and gives effect to MMC’s acquisition of JLT by way of a Scheme of Arrangement (the "Transaction"), as if it had been completed on December 31, 2018. The unaudited pro forma consolidated statement of income combines the historical results of MMC and JLT for the year-ended December 31, 2018 and gives effect to the Transaction as if it occurred on January 1, 2018.
The unaudited pro forma consolidated financial information is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Transaction occurred as of the dates indicated or what the financial position or results of operations would be for any future period. The unaudited pro forma consolidated financial information is based on the respective historical consolidated financial statements of MMC and JLT and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma financial information, (2) the audited consolidated financial statements for the year ended December 31, 2018 and notes thereto included in MMC's Annual Report, (3) the audited consolidated financial statements and notes thereto of JLT for the year ended December 31, 2018, which are included herein as Exhibit 99.1.
The unaudited pro forma statement of income also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization of acquired intangible assets. The unaudited pro forma financial information also includes debt issued to finance the Transaction and related interest expense. The pro forma statement of income does not include any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs or other potential impacts. The unaudited pro forma consolidated financial information also excludes the results of the JLT aerospace business, which was divested as part of the European Commission's approval of the JLT Transaction.

Marsh & McLennan Companies, Inc.
Unaudited Pro Forma Consolidated Statement of Income
For the Year Ended December 31, 2018
(In millions, except per share figures)

	Historical Marsh & McLennan Companies, Inc.	Conformed JLT IFRS (See Note 3)	IFRS to U.S. GAAP Adjustments	(Note)	Conformed JLT (U.S. GAAP)	Pro Forma Adjustments	(Note)	Total Pro Forma Combined
Revenue	$14,950	$1,938	$(24)	5d	$1,914	$(87)	7a	$16,777
Expense:
Compensation and benefits	8,605	1,322	(112)	5a,5b	1,210	(46)	7a	9,769
Other operating expenses	3,584	479	2		481	150	7a, 7b, 7e	4,215
Operating expenses	12,189	1,801	(110)		1,691	104		13,984
Operating income	2,761	137	86		223	(191)		2,793
Other net benefit credits (costs)	215	(5)	15	5a	10	—		225
Interest income	11	5	—		5	—		16
Interest expense	(290)	(32)	—		(32)	(207)	7c	(529)
Investment loss	(12)	—	—		—	—		(12)
Acquisition related derivative contracts	(441)	—	—		—	441	7d	—
Income before income taxes	2,244	105	101		206	43		2,493
Income tax expense	574	42	20	5c	62	18	7h	654
Net income before non-controlling interests	1,670	63	81		144	25		1,839
Less: Net income attributable to non-controlling interests	20	14	—		14	—		34
Net income attributable to the Company	$1,650	$49	$81		$130	$25		$1,805
Net income per share attributable to the Company
- Basic	$3.26							$3.57
- Diluted	$3.23							$3.53
Average number of shares outstanding
- Basic	506							506
- Diluted	511							511
Shares outstanding at December 31, 2018	504							504
See accompanying notes to unaudited pro forma consolidated financial information.

Marsh & McLennan Companies, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2018
(In millions, except share amounts)

	Historical Marsh & McLennan Companies, Inc.	Conformed JLT IFRS (See Note 3)	IFRS to U.S. GAAP Adjustments	(Note)	Conformed JLT (U.S. GAAP)	Pro Forma Adjustments	(Note)	Total Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,066	$235	$—		$235	$278	7f	$1,579
Net receivables	4,317	732	(7)	5e	725	—		5,042
Other current assets	551	124	(4)	5j	120	157	7a, 7c	828
Total current assets	5,934	1,091	(11)		1,080	435		7,449
Goodwill	9,599	784	—		784	3,993	7g	14,376
Other intangible assets	1,437	80	—		80	1,582	7e	3,099
Fixed assets, net	701	85	—		85	—		786
Pension related assets	1,688	—	—		—	—		1,688
Deferred tax assets	680	97	(17)	5c	80	(80)	7i	680
Other assets	1,539	340	(42)	5f	298	67	7a	1,904
TOTAL ASSETS	21,578	2,477	(70)		2,407	5,997		29,982
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	314	23	—		23	—		337
Accounts payable and accrued liabilities	2,234	325	11	5g	336	(1)	7c	2,569
Accrued compensation and employee benefits	1,778	330	(69)	5b	261	—		2,039
Acquisition related derivatives	441	—	—		—	(25)	7d	416
Accrued income taxes	157	19	—		19	—		176
Total current liabilities	4,924	697	(58)		639	(26)		5,537
Fiduciary liabilities	5,001	1,242	—		1,242	—		6,243
Less - cash and investments held in a fiduciary capacity	(5,001)	(1,242)	—		(1,242)	—		(6,243)
	—	—	—		—	—		—
Long-term debt	5,510	905	—		905	6,021	7c	12,436
Pension, post-retirement and post-employment benefits	1,911	229	(21)	5a	208	—		2,119
Other liabilities	1,649	254	(130)	5h	124	173	7i	1,946
Total equity	7,584	392	139	5i	531	(171)	7j	7,944
TOTAL LIABILITIES AND EQUITY	$21,578	$2,477	$(70)		$2,407	$5,997		$29,982
See accompanying notes to unaudited pro forma consolidated financial information.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL INFORMATION
(Unaudited)
Note 1 — Description of the Transaction
On September 18, 2018, the Company announced that it had reached agreement on the terms of a recommended cash acquisition of JLT, a public company organized under the laws of England and Wales. JLT is a provider of insurance, reinsurance and employee benefits related advice, brokerage and associated services with annual revenue of approximately $2 billion and 10,000 colleagues.
On April 1, 2019, the Company completed the JLT Transaction to purchase all of the outstanding shares of JLT. Under the terms of the Transaction, JLT shareholders received £19.15 in cash for each JLT share, which valued JLT’s existing issued and to be issued share capital at approximately £4.3 billion (or approximately $5.6 billion based on an exchange rate of U.S. $1.31:£1), and the Company assumed existing JLT indebtedness of approximately $1 billion. The Company implemented the Transaction by way of a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006, as amended.
Note 2 — Basis of Presentation
The unaudited pro forma consolidated balance sheet was prepared using the historical audited balance sheets of MMC and JLT as of December 31, 2018. The unaudited pro forma consolidated statement of income was prepared using the historical audited statements of income of MMC and JLT for the year ended December 31, 2018.
The unaudited pro forma financial information was prepared using the acquisition method of accounting with MMC treated as the acquiring entity. Accordingly, the historical financial information has been adjusted to give effect to the impact of the consideration paid in connection with the transaction and the issuance of debt used to finance the transaction. In the unaudited pro forma consolidated balance sheet, MMC’s purchase price has been allocated to the assets and liabilities assumed based on management’s preliminary estimate of their respective fair values as of the date of the Transaction. Any differences between the fair value of the assets and liabilities and purchase consideration are recorded as goodwill. Definitive allocations will be performed and finalized based on certain valuation and other studies that will be performed by MMC and will take into account, in part, the services of third party valuation specialists. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the unaudited pro forma information are preliminary, and have been made solely for the purpose of preparing this unaudited pro forma financial information and are subject to revision based on a final determination of fair value.
The unaudited pro forma consolidated statement of income also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma consolidated statement of income does not include the impacts of any revenue, cost or other operating synergies that may result from the Transaction or any related restructuring costs. The unaudited pro forma consolidated financial information also excludes the results of the JLT aerospace business, which was divested as part of the European Commission's approval of the JLT Transaction.
Financing Arrangements
Prior to the closing of the Transaction, the Company issued $5,250 million and €1.1 billion of senior notes to finance the cash consideration and to repay approximately $450 million of existing JLT debt and certain transaction expenses. The interest related to the new debt is included in the pro forma statement of income as if it had been issued on January 1, 2018.

Note 3 — Reclassifications and Foreign Exchange Translation
Certain balances in JLT’s historical balance sheet and certain line items in JLT’s historical income statement have been reclassified to conform with MMC’s presentation in the unaudited pro forma consolidated balance sheet and statement of income as described below.
JLT
Consolidated Statement of Income
For the Year Ended December 31, 2018
(In millions)

	Historical JLT IFRS As Reported GBP	Reclassifications	Note	Conformed JLT in MMC Format-GBP	US $
Revenue	£—	£1,456	(a)	£1,456	$1,938
Fees and commissions	1,438	(1,438)	(a)	—	—
Investment Income	13	(13)	(a)	—	—
Total Revenue	1,451	5		1,456	1,938
Salaries and associated expenses	1,002	(8)	(a)	994	1,322
Premises	73	(73)	(a)	—	—
Other operating costs	238	123	(a)	361	479
Depreciation, amortization and impairment charges	36	(36)	(a)	—	—
Net credit impairment losses on financial and contract assets	4	(4)	(a)	—	—
Operating Expenses	1,353	2		1,355	1,801
Operating income	98	3		101	137
Other net benefit (costs) credits	—	(4)	(c)	(4)	(5)
Interest income (d)	4	—		4	5
Interest expense (d)	(28)	4	(c)	(24)	(32)
Share of results of associates	3	(3)	(b)	—	—
Income before income taxes	77	—		77	105
Income tax expense	32	—		32	42
Net income before non-controlling interests	45	—		45	63
Less: Net income attributable to non-controlling interests	11	—		11	14
Net income attributable to the Company	£34	£—		£34	$49

(a)	Reclassifications within revenue and operating expenses to conform to MMC's presentation

(b)	To reclassify equity in affiliates to revenue to conform to MMC's presentation

(c)	To reclassify other net benefit costs from interest expense to conform to MMC's presentation

(d)	JLT's audited financial statements classify interest income and interest expense as finance income and finance costs

JLT
Consolidated Balance Sheet
For the Year Ended December 31, 2018
(In millions)

	Historical JLT IFRS As Reported GBP	Reclassifications	Note	Conformed JLT in MMC Format-GBP	US $
ASSETS
Current assets:
Cash and cash equivalents	£1,008	£(821)	(a)	£187	$235
Net receivables	579	—		579	732
Other current assets	260	(162)	(a)	98	124
Total current assets	1,847	(983)		864	1,091
Goodwill	620	—		620	784
Other intangible assets	113	(50)	(b)	63	80
Fixed assets, net	67	—		67	85
Derivative financial instruments	84	(84)	(b)	—	—
Deferred tax assets	77	—		77	97
Other assets	135	134	(b)	269	340
TOTAL ASSETS	2,943	(983)		1,960	2,477

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	18	—		18	23
Accounts payable and accrued liabilities	1,501	(1,244)	(a)(b)	257	325
Accrued compensation and employee benefits	—	261	(b)	261	330
Accrued income taxes	15	—		15	19
Total current liabilities	1,534	(983)		551	697
Fiduciary liabilities	—	983	(a)	983	1,242
Less - cash and investments held in a fiduciary capacity	—	(983)	(a)	(983)	(1,242)
	—	—		—	—
Long-term debt	716	—		716	905
Pension, post-retirement and post-employment benefits	181	—		181	229
Derivative financial instruments	113	(113)	(b)	—	—
Other liabilities	88	113	(b)	201	254
Total equity	311	—		311	392
TOTAL LIABILITIES AND EQUITY	£2,943	£(983)		£1,960	$2,477
(a) To reclassify fiduciary cash and fiduciary liabilities from current assets and current liabilities to conform with MMC's presentation
(b) Reclassifications to conform with MMC's presentation.
Note 4 — Foreign Currency Translation
The Company applied an average monthly exchange rate to each income and expense account in the income statement, effectively resulting in a weighted average year-to-date exchange rate between 1.33 to 1.25 to one U.S. dollar, depending on the specific line and the timing of revenue and expenses recorded in each account.
The balance sheet was translated using an exchange rate of approximately 1.26 to one U.S. dollar.

Note 5 — U.S. GAAP and Conforming Adjustments
IFRS to GAAP Adjustments

(a)
Accounting for defined benefit pension and other benefit plans – Under U.S. GAAP, assumptions for the discount rate and the expected return on plan assets are independently determined using the best available estimate for each item. Under IFRS, the expected return on plan assets is set equal to the discount rate. In addition, U.S. GAAP allows an alternative to recognize actuarial gains and losses, as well as prior service costs in equity and to amortize those items through the income statement over the average life expectancy of plan participants if substantially all participants are inactive. Under IFRS, prior service costs are recognized immediately in earnings. In addition, under IFRS, actuarial gains and losses are recognized immediately in other comprehensive income, and are not subsequently amortized through the income statement. To conform JLT's accounting for defined benefit pension and other benefit plans from IFRS to U.S. GAAP, the Company recorded a $3 million adjustment to reduce compensation and benefits and a credit of $15 million to other net benefit credits in the consolidated statement of income, and a reduction of $21 million to the pension liability and a credit of $3 million to accumulated other comprehensive income in the consolidated balance sheet.

(b)
Accounting for Stock Compensation and Cash Awards – Under U.S. GAAP, the amortization of stock compensation expense and other deal contingent payments do not get accelerated for vesting contingent upon a change in control, even if such change in control is probable. Under IFRS, the amortization is accelerated over the period that the change in control becomes probable through the estimated closing date. The $110 million adjustment to compensation and benefits reflects the reduction to reverse the acceleration of stock compensation awards of $41 million and a reversal of accrued retention cash awards related to the Transaction of $69 million to conform JLT's results to U.S. GAAP in the consolidated statement of income. The Company recorded an adjustment to reduce additional paid in capital by $41 million and accrued compensation and employee benefits by $69 million to reflect the balance sheet impact of the adjustment.

(c)	Income Taxes – Reflects the income tax expense associated with the pre-tax IFRS to U.S. GAAP and conforming accounting policies adjustments.
Conforming Accounting Policies
Quota Share Reinsurance - Upon the adoption of the new revenue recognition standard ("ASC 606") on January 1, 2018, MMC began recognizing revenue from quota share reinsurance placements on the effective date of the underlying reinsurance arrangement. Previously, the Company recognized such revenue at the later of the billing date or effective date. MMC adopted ASC 606 on a modified retrospective basis, with the cumulative effect of adopting the new guidance recorded as an adjustment to retained earnings on January 1, 2018. The Company uses a comprehensive portfolio of historical transactions to estimate the constraint necessary to determine if it is probable that a significant negative adjustment to the estimated revenue will not occur in the future. Typically, the brokerage revenue on a quota share program is billed and received over a 12 to 18 month period as underlying risk from the ceding reinsurer attach to the reinsurance treaty. MMC uses an analysis of cash received over subsequent periods to update the expected revenue and appropriate constraint over the billing and collection period. JLT’s policy prior to and following the adoption of the new revenue recognition standard ("IFRS 15") on January 1, 2018, was to recognize such revenue on the policy effective date using estimates of expected revenue to be collected. JLT adopted IFRS 15 on a retrospective basis.
In order to reflect MMC’s accounting policy for JLT quota share and certain excess of loss treaties, the following steps were taken:

•
MMC applied its model and approach described above to existing JLT treaties in effect at December 31, 2017 to provide a constraint on estimated revenue. The estimated revenue less that constraint was recorded as a contract asset at January, 1, 2018 to conform with MMC’s modified retrospective adoption of ASC 606.

•
Revenue for treaties effective on or after January 1, 2018 was also recognized using the MMC model and approach to establishing estimated revenue and constraints. Subsequent billings and collections on treaties in effect on December 31, 2017 were also monitored using MMC’s model and approach to determine what, if any, adjustments of revenue constraints were appropriate.

•	Any contract assets related to the JLT policy were reversed as of December 31, 2017, to conform with MMC’s policy for recognizing revenue at the later of billing or effective date.

Brokerage revenue – MMC and JLT each recognize revenue on the policy effective date, the point at which the services are transferred and the client has accepted the services.
(d) Revenue recognition – Adjustments of $24 million are primarily related to conforming with MMC policies for reinsurance excess of loss ("XOL") treaties and quota share constraint methodology as discussed in more detail above.
Balance Sheet Adjustments Not Included Above
(e) Reflects the impact of a reduction of $17 million related to conforming JLT's reinsurance revenue recognition policy to MMC's policy, offset by a net increase of $10 million to conform JLT's consulting projects to MMC's policy.
(f) Reflects a reduction of $42 million primarily due to reinsurance quota share related contract assets to conform to MMC's policy and constraint methodology.
(g) Reflects an adjustment of $38 million to establish a post placement obligation partly offset by a reversal of $27 million of deferred revenue to conform IFRS to U.S. GAAP and MMC policy.
(h) Reversal of $24 million of deferred revenue related to post placement services and the reclassification of non- controlling interests of $106 million from other liabilities to equity to conform IFRS to GAAP.
(i) The IFRS to U.S. GAAP and conforming adjustments to equity include:

Increase/(Decrease) (In millions)
1) Adjustments to reflect the net income related to the U.S. GAAP adjustments	$81
2) Accumulated other comprehensive income adjustment related to conforming the pension liability to U.S. GAAP	3
3) Equity due to the reversal of expense related to the accelerated vesting of stock awards	(41)
4) APIC related to the excess income tax benefit on share based compensation	(2)
5) Opening balance adjustments to retained earnings to conform with MMC accounting policies and methodologies and reflect IFRS/U.S. GAAP differences, net of tax benefit of $6 million *	(8)
6) Reclass of non-controlling interests from other liabilities to conform IFRS to GAAP	106
U.S. GAAP Adjustments to Shareholders Equity	$139
* Decrease of Quota Share contract assets and XOL accounts receivable offset by increases related to reversal of deferred revenue and establishment of a post placement obligation liability.
(j) Reflects adjustment to the deferral of fulfillment costs to conform with MMC policies.
Note 6 — Purchase Price
The following is a summary of the Company's preliminary allocation of purchase price as reflected in the unaudited pro forma consolidated balance sheet as of December 31, 2018:

Amounts in millions
Cash and cash equivalents	$167
Net receivables	725
Other current assets	284
Fixed assets, net	85
Other intangible assets	1,662
Goodwill	4,777
Other assets	365
Current liabilities	(639)
Long-term debt	(905)
Other liabilities	(519)
Non controlling interest	(416)
Total consideration	$5,586

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement.The final purchase price allocation will be recorded once final valuations are completed. The final valuation may differ materially from the valuation used for the pro forma adjustments.
Included in the purchase price allocation are the impacts of rights or obligations that occurred as a result of the close of the Transaction and were received or paid at or near the close. This included the receipt of a capital contribution from JLT’s largest shareholder, and the payment of retention and completion bonuses, the effects of which are reflected in cash as a net reduction of $68 millions. It also includes the initial payment of $164 million and contingent consideration of $67 million related to the disposal of the aerospace business in other current assets and other assets, respectively.
The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of MMC and JLT.
Note 7 — Pro Forma Adjustments

(a)
As part of the European Commission's approval of the JLT Transaction, MMC agreed to dispose of JLT's aerospace business, which was completed on June 1, 2019. The pro forma adjustments reflect the elimination of the aerospace revenue of $87 million, compensation and benefits of $46 million and other operating expenses of $5 million for the year ended December 31, 2018.

The Company recorded pro forma adjustments of $164 million in other current assets related to the expected proceeds on the sale of the aerospace business and $67 million in other assets to reflect the fair value of the contingent purchase consideration asset, based on projections of future revenue of the aerospace business.

(b)
Reflects the elimination of nonrecurring transaction costs of $11 million incurred by MMC and $4 million incurred by JLT for the year ended 2018, that are directly related to the JLT Transaction and the elimination of $5 million of other operating expenses related to the elimination of the aerospace business discussed above.

(c)
Prior to the closing of the JLT Transaction, the Company issued $5,250 million and €1.1 billion ($1,263 million) of senior notes, net of debt issuance costs of $42 million to finance the cash consideration and repay approximately $450 million of existing JLT debt. The net increase in interest expense reflects the interest on the new debt to finance the JLT Transaction and the amortization of related debt issuance costs of approximately $252 million offset by the elimination of interest expense related to elimination of JLT debt discussed above of $15 million.

On September 18, 2018, the Company entered into a bridge loan agreement to finance the JLT Transaction. The bridge loan agreement provided for commitments in the aggregate principal amount of £5.2 billion. The Company paid approximately $35 million of customary upfront fees related to the bridge loan at the inception of the loan commitment, of which $30 million was amortized as interest expense in 2018 based on the period of time the facility was expected to be in effect. There were no borrowings under the bridge loan agreement, which was terminated on April 1, 2019. The adjustment reflects the elimination of the bridge loan fees of $30 million that were incurred during 2018, since they were nonrecurring acquisition related costs that were directly related to the JLT Transaction.
The Company recorded pro forma adjustments to the consolidated balance sheet as of December 31, 2018 reflecting a reduction to retained earnings for the additional charge to interest expense incurred in 2019 of $6 million, a debit to accounts payable and accrued liabilities of $1 million and a credit to other current assets of $7 million.

(d)
In connection with the JLT Transaction, to hedge the risk of appreciation of the GBP-denominated purchase price relative to the U.S. dollar, on September 20, 2018, the Company entered into a deal contingent foreign exchange contract ("FX Contract") to, solely upon consummation of the Transaction, purchase £5.2 billion and sell a corresponding amount of U.S dollars at a contracted exchange rate. An unrealized loss of $325 million related to the change in fair value of the FX contract was recorded in the consolidated statement of income during 2018 primarily related to the depreciation of the GBP from September 2018. The FX Contract did not qualify for hedge accounting treatment under applicable accounting guidance. The Company settled the FX Contract on April 1, 2019. The Company recorded a pro forma adjustment to reverse the $325 unrealized loss that was recorded in 2018, since it is a non-recurring charge that is directly attributable to the transaction.

In connection with the JLT Transaction, to hedge the risk of increases in future interest rates prior to its issuance of senior notes, in the fourth quarter of 2018, the Company entered into treasury locks related to $2 billion of the expected debt. The fair value at December 31, 2018 is based on the published treasury rate plus forward premium as of December 31, 2018 compared to the all in rate at the inception of the contact. The contracts were not designated as an accounting hedge. The Company recorded an unrealized loss of $116 million related to the change in the fair value of this derivative in the consolidated statement of income during 2018. The Company settled the treasury lock derivative in January 2019. The Company recorded a pro forma adjustment to reverse the $116 million unrealized loss that was recorded in 2018, since it is a non-recurring charge that is directly attributable to the transaction.
During 2019, the Company recorded a net credit of $25 million upon settlement of the derivatives discussed above. The pro forma balance sheet reflects the impact of the elimination of this credit from retained earnings, since these costs were directly attributable to the Transaction and non recurring in nature.

(e)	Reflects the adjustment of JLT's historical carrying value to estimated fair value.
The following table provides estimated information of identified intangibles related to JLT:

	Estimated Fair Value	Weighted Average Amortization Period	Year Ended December 31, 2018 Amortization Expense
Client relationships	1,566	13 years	152
Other	96	5 years	28
Amortization associated with the JLT Transaction	1,662		180
Less: Historical Amortization			(10)
Pro forma adjustment to amortization expense			170
(f) The following cash related adjustments reflect:

1) Add: Net cash received from the issuance of debt	$6,471
2) Less: Payment to former JLT shareholders to complete the JLT Transaction	(5,586)
3) Less: Repayment of a portion of JLT debt	(450)
4) Less: Bonus payments paid upon the completion of the transaction	(131)
5) Less: Payments of transaction related costs for investment banking, legal and stamp duty fees, which were incurred and paid in 2019	(89)
6) Add: Contribution received in April 2019 from JLT's largest shareholder to partially fund retention bonuses	63
Pro forma Adjustments to cash and cash equivalents	$278
(g) Reflects adjustment to eliminate JLT's historical goodwill of $784 million and record goodwill associated with the Transaction of $4,777 million.
(h) Reflects the income tax effect of pro forma adjustments.
(i) Reflects an increase to record the step up in deferred tax liabilities of $293 million resulting from the pro forma fair value adjustments for the net assets acquired offset by other pro forma related adjustments of $40 million and the reclassification of JLT's deferred tax assets of $80 million, since JLT post acquisition is in a net deferred tax liability position.
(j) The following reflect the pro forma adjustments to equity:

Increase/(Decrease) (In millions)
1) Transaction costs incurred and paid in 2019	$(82)
2) Cost recognized on settlement of Euro hedge in 2019	(7)
3) Cost incurred in 2019 on settlement of bridge loan financing	(6)
4) Historical JLT equity as of acquisition date	(401)
5) Treasury lock cost incurred in 2019 upon settlement	(6)
6) Adjust JLT non controlling interest to fair value	285
7) Gain incurred in 2019 on settlement of FX Forward	31
8) Income tax impact of pro forma adjustments	15
Pro forma Adjustments to Shareholders Equity	$(171)